PAYNE COUNTY AGREEMENT

THIS AGREEMENT. made and entered into this 15th day of July, 2011, by and between BAY PETROLEUM CORP., Stillwater, Oklahoma, hereinafter referred to as "Bay," and AMERICAN PETRO-HUNTER. INC.. Wichita, Kansas, hereinafter referred to as ''APH."

WHEREAS, Bay owns leases in Payne County, Oklahoma, and APH is desirous of purchasing working interests; and

WHEREAS. the parties hereto have agreed to specific drilling sites on the German lease in the Ripley Prospect, in the following locations, to-wit:

a)
Section 13, Township 18 North, Range 04 East, SW/4 — two (2) locations to drill (160 acres), and the NE/4 — two (2) locations to drill (160 acres). APH is purchasing a twenty percent (20%) working interest which carries a fifteen and six-tenths percent (15.6%) net revenue interest and will pay twenty-two and one-half percent (22.5%) of the cost to drill and complete. After completion, the expenses to APH will be twenty (20%) of the operating expense.

b)
Section 14, Township 18 North, Range 04 East, W/2 SW/4. one (1) location to drill (80 acres). APH is purchasing a fifty percent (50%) working interest which carries a thirty-seven and one-half percent (37.5%) net revenue interest. This fifty percent (50%) interest will pay fifty-six and one-quarter percent (56.25%) of the cost to drill and complete. After completion, the expense to APH will be fifty percent (50%) of the operating expenses.

c)
Section 14, Township 18 North, Range 04 East. SE/4 — two (2) locations to drill two (2) stand-up 80 acre leases (160 acres). APH is purchasing a ten percent (10%) working interest, which carries a seven and eight-tenths percent (7.8%) net revenue interest. This ten percent (10%) interest will pay eleven and one-quarter percent (11.25%) of the cost to drill and complete. After completion, the expense to APH will be ten percent (10%) of the operating expenses.

d)
Section 14, Township 18 North. Range 04 East, W/2 NE/4 — one (1) location to drill. This is an undeveloped stand-up 80 acre lease that expires October 20, 2011. APH is purchasing a ten percent (10%) working interest which carries a seven and eight-tenths percent (7.8%) net revenue interest. This ten percent (10%) interest will pay eleven and one-quarter percent (11.25%) of the cost to drill and complete. After completion. the expense to APH will be ten percent (10%) of the operating expenses.

e)
Section 15, Township 18 North, Range 04 East, NE/4 — two (2) locations to drill. APH is purchasing a ten percent (10%) working interest which carries a seven and one-half percent (7.5%) net revenue interest. This ten percent (10%) interest will pay eleven and one-quarter percent (11.25%) of the cost to drill and complete. After completion, the expense to APH will be ten percent (10%) of the operating expenses.

NOW. THEREFORE. the parties agree as follows, to-wit:

APH agrees to pay Bay the sum of Two Hundred Thousand Dollars ($200,000.00), on or before July 24, 2011, for the working interests respectively set forth in a) through e) above, and Bay will assign and file assignments. This locks in the fractional ownership of the leases and the guaranteed rate of participation and land costs for the next eleven (11) wells.

Bay agrees to completion of assignments and filing of ownership of percentages of working interests sold to APH, as set forth herein.

THIS AGREEMENT constitutes the entire agreement between and may be modified only by written agreement of the parties.

BAY PETROLEUM CORP.		AMERICAN PETRO-HUNTER, INC.

By:	/s/ Houston L. Story	By:	/s/ Robert McIntosh

Date:	July 13, 2011	By:	July 13, 2011